Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Enzo Biochem, Inc. on Forms S-8 No. 333-197028 and 333-236958 of our report dated June 30, 2025 on our audits of the financial statements of Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and supplemental schedule as of December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about June 30, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 30, 2025